Exhibit 99.2

Tiberius Acquisition Corporation Announces Closing of Underwriters’ Full Over-Allotment Option in Connection with its Initial Public Offering

Metairie, LA and New York, NY – March 28, 2018 – Tiberius Acquisition Corporation (NASDAQ:TIBRU) (the “Company”) announced today the closing of the issuance of an additional 2,250,000 units pursuant to the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $22,500,000 to the Company and bringing the total gross proceeds of the initial public offering to $172,500,000.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “TIBRU” on March 16, 2018. Each unit consists of one share of the Company’s common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of the Company’s common stock at $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “TIBR” and “TIBRW”, respectively.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option), a simultaneous private placement of units  and loans (in the aggregate amount of $1,725,000) provided by Lagniappe Ventures LLC, the Company’s sponsor, $174,225,000 (or $10.10 per unit sold in the public offering) was placed in trust.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on the insurance sector. The Company is led by Executive Chairman and Chief Executive Officer Michael Gray.

Cantor Fitzgerald & Co. and Dowling & Partners Securities LLC acted as joint bookrunning managers for the offering.  Chardan acted as lead manager.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

A registration statement relating to these units and underlying securities has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Andrew J. Poole, Chief Investment Officer
(504) 881-1060
APoole@tiberiusco.com